Exhibit 21.1

List of Subsidiaries of Derycz Scientific, Inc.

1.	Reprints Desk, Inc., a wholly owned subsidiary incorporated under the laws of the State of Delaware.

2.	Pools Press, Inc., a 75% owned subsidiary incorporated under the laws of the State of Illinois.